UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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WORLD WRESTLING ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

Dear WWE Stockholder:	March 5, 2019

You are cordially invited to attend WWE’s 2019 Annual Meeting of Stockholders. The meeting will be held on April 18, 2019, at the Company’s Headquarters, 1241 East Main Street, Stamford, Connecticut 06902 beginning at 10:00 a.m. Eastern Time. Details of the business to be conducted at this year’s Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

As a stockholder, you are being asked to vote on important matters. Whether or not you plan to attend the Annual Meeting of Stockholders, your vote is important. We therefore encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly fill out and submit your proxy. We also invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted, and any such in-person vote will supersede all of your prior votes.

On behalf of the WWE Board of Directors, I greatly appreciate your continued support.

Sincerely,

Vincent K. McMahon Chairman and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the Annual Meeting in person, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid government-issued photo identification, such as a driver’s license or passport, to enter the meeting. These procedures may require additional time, so please plan accordingly. Cameras, recording devices and other electronic devices will not be permitted, and cell phones may not be used for these purposes. The Annual Meeting will start promptly at 10:00 a.m. Eastern Time. To avoid disruption, admission may be limited once the meeting begins.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

The Annual Meeting (the “Annual Meeting”) of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held on April 18, 2019 at the Company’s Headquarters, 1241 East Main Street, Stamford, Connecticut 06902 at 10:00 a.m. Eastern Time. The purpose of the Annual Meeting, as described in the attached Proxy Statement is as follows:

1.	To elect thirteen Directors to serve until the Company’s next Annual Meeting and until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019;

3.	To hold an advisory vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.

The close of business on February 20, 2019 is the record date for determining stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement of the meeting.

Whether or not you plan to attend the Annual Meeting in person, your vote is important. We therefore urge you to vote by Internet, phone or mail by following the instructions set forth herein.

By the Order of the Board of Directors,

Brian M. Nurse SVP, General Counsel & Secretary

Stamford, Connecticut
March 5, 2019

PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, April 18, 2019

The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 18, 2019, at 10:00 a.m. Eastern Time or any adjournment or postponement of this meeting. The Annual Meeting will be held at the Company’s Headquarters, 1241 East Main Street, Stamford, Connecticut 06902. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide electronic access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice on or about March 5, 2019, to each stockholder entitled to vote at our Annual Meeting.

We will pay all costs of this proxy solicitation. Directors or officers, or other WWE employees, may also solicit proxies in person or by mail, telephone or fax.

Only holders of record of our Class A common stock and Class B common stock at the close of business on February 20, 2019 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 43,739,412 shares of Class A common stock and 34,303,438 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board (Proposal 1) is decided by plurality votes. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve Proposals 2 and 3. Proposal 3 is an advisory vote only and as discussed in more detail below, the voting result is not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). When a broker does not receive voting instructions and either declines to exercise discretionary voting or is barred from doing so under NYSE rules, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes in returned proxies will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results of any of the proposals. An abstention in a returned proxy on either of Proposals 2 or 3 identified above will have the effect of a vote against that proposal. An abstention in a returned proxy will have no effect on the outcome of Proposal 1. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR the ratification of our independent registered public accounting firm, and FOR the advisory approval of our executive compensation.

If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter that is received by us no later than Wednesday, April 17, 2019 that states that the proxy is revoked, by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on April 17, 2019. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site, you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on April 17, 2019. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

Stockholders will elect thirteen Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for an alternate person duly nominated by our Board of Directors.

				Director
Director/Nominee(1)	Age	Current Position with Company	Committee	Since
Vincent K. McMahon	73	Chairman of the Board and	Executive	1980
		Chief Executive Officer	(Chair)
George A. Barrios	53	Co-President	Executive	2018
Michelle D. Wilson	53	Co-President	Executive	2018
Stephanie McMahon	42	Chief Brand Officer	Executive	2015
Paul Levesque	49	EVP, Talent,	Executive	2015
		Live Events & Creative
Stuart U. Goldfarb(1)	64	—	Audit;	2011
			Governance &
			Nominating
Patricia A. Gottesman(1)	60	—	Governance	2011
			& Nominating
			(Chair)
Laureen Ong(1)	66	—	Compensation;	2014
			Governance &
			Nominating
Robyn W. Peterson(1)	43	—	Governance &	2015
			Nominating
Frank A. Riddick, III(1)	62	—	Compensation	2008
			(Chair); Audit
Man Jit Singh(1)	62	—	—	2018
Jeffrey R. Speed(1)	56	—	Audit (Chair);	2008
			Compensation
Alan M. Wexler(1)	55	—	—	2018
____________________

(1)	Independent Director.

Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chief Executive Officer and Chair of the Executive Committee.

George A. Barrios has served as our Co-President since February 2018. Before that, Mr. Barrios was our Chief Strategy & Financial Officer since November 2013, and Chief Financial Officer since March 2008. Before that, he was Vice President and Treasurer of The New York Times Company since January 2007. Mr. Barrios joined The New York Times Company in 2002 as Chief Financial Officer of a subsidiary which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly-held software development company, where he helped to stabilize the business prior to its merger. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses.

Michelle D. Wilson has served as our Co-President since February 2018. Before that, Ms. Wilson was our Chief Revenue & Marketing Officer since November 2013, and Chief Marketing Officer since February 2009. From 2001 to 2009, she was Chief Marketing Officer of the United States Tennis Association where she was instrumental in making the US Open the highest attended annual sporting event in the world. Ms. Wilson developed innovative advertising and promotional campaigns that significantly elevated the image and awareness of tennis in the United States, resulting in record television viewership and ticket sales. She was also pivotal in the implementation of several innovations for the sport, including in-stadium video screens, blue courts, instant replay and the 2004 launch of the US Open Series. From 2000 to 2001, she was Vice President of Marketing for the XFL, our former professional football league. Before that, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups.

Stephanie McMahon has served as our Chief Brand Officer since November 2013. She is responsible for WWE’s brand community relations and pop culture strategy, which includes celebrity integrations and partnerships within the entertainment industry. She works with WWE’s business units to support key growth initiatives and represents WWE as its global brand ambassador. Among her many contributions, Ms. McMahon has been the driving force behind WWE’s women’s evolution, which has given female performers an equal share of the spotlight both in and out of the ring. She is also a TV personality, appearing regularly on WWE programming. She is a member of the 2017 Class of Henry Crown Fellows within the Aspen Global Leadership Network at the Aspen Institute and is also a member of the 2015 Eisenhower Fellowship class. Prior to being named WWE’s first-ever Chief Brand Officer, Ms. McMahon was Executive Vice President, Creative, responsible for overseeing the Digital and Creative Departments, as well as the creative development of all WWE television, pay-per-view programming, print, digital and social media content. She was also the first woman to lead WWE’s Talent Relations, Talent Brand Management and Live Event businesses. Adweek has included Ms. McMahon in their list of the “Most Powerful Women in Sports” for the past three years. In 2017, she was named a Stuart Scott ENSPIRE Award Honoree at the ESPN Humanitarian Awards and was named to Sports Business Journal’s 2017 class of “Game Changers: Women in Sports Business”. In 2014, Ms. McMahon and her husband, Paul “Triple H” Levesque, established Connor’s Cure, a fund dedicated to fighting Pediatric cancer. Ms. McMahon received her B.S. from Boston University in Communications and has been named a Distinguished Alumni by its School of Communications. She is also a member of the Board of Directors for USO Metropolitan Washington and Children’s Hospital of Pittsburgh Foundation. Ms. McMahon is the daughter of Vincent McMahon.

Paul “Triple H” Levesque has served as our Executive Vice President, Talent, Live Events & Creative since August 2011. In this role, he oversees the Company’s Talent Relations, Talent Development and Live Events departments. Additionally, Mr. Levesque plays an integral role in the Company’s creative process, helping shape the creative direction and storylines of WWE’s programming. Mr. Levesque is revolutionizing the business with his global recruiting strategy and developmental training processes. In order to create a platform for future success, he established the Company’s state of the art training facility, the WWE Performance Center, which paved the way for the WWE’s third global touring brand, NXT. Mr. Levesque debuted as a WWE Superstar, “Triple H”, in 1995 and has held the WWE Heavyweight Championship title 14 times. He has captured every major championship, headlined thousands of WWE events, and entertained millions around the world. Mr. Levesque is married to Stephanie McMahon and together they established Connor’s Cure. Mr. Levesque is the son-in-law of Vincent McMahon.

Stuart U. Goldfarb is a member of our Audit Committee and our Governance & Nominating Committee. Since January 2014, Mr. Goldfarb has been Co-founder and Partner of Melo7 Tech Partners, LLC, which was founded by Carmelo Anthony and Mr. Goldfarb to invest in and develop opportunities primarily in early stage digital media, consumer internet and technology ventures. Prior to this, from January 2012, Mr. Goldfarb was President of Fullbridge, Inc., a provider of an accelerated, rigorous business education program. From June 2011 until January 2012, Mr. Goldfarb was President and Chief Executive Officer of Atrinsic, Inc., a marketer of direct-to-consumer subscription products and an Internet search marketing agency. Mr. Goldfarb served as a director of Atrinsic from January 2010 until December 2012. In June 2012, Atrinsic filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The filing was precipitated by Atrinsic’s cessation of certain businesses and its inability to raise financing. From November 2009 to June 2011, Mr. Goldfarb was a Partner in Unbound Partners LLC, a marketing and management consulting firm. From 2001 to 2009, Mr. Goldfarb was President and Chief Executive Officer of Direct Brands, Inc. Under his leadership, the company grew to be the world’s largest direct marketer of music, DVDs and books, with household brands such as Columbia House, BMG Music, Doubleday Book Club, Book-of-the-Month-Club and cdnow.com. Prior to that, Mr. Goldfarb was President and Chief Executive Officer of bol.com, Bertelsmann’s premier online retailer of books and music, doing business in 18 European and Asian countries. Before joining Bertelsmann, he was Vice Chairman of Value Vision International, a cable TV home shopping and e-commerce company. He was formerly Executive Vice President, Worldwide Business Development at NBC.

Patricia A. Gottesman is Chair of our Governance & Nominating Committee. From February 2011 until August 2012, Ms. Gottesman was President and Chief Executive Officer of Crimson Hexagon, a social intelligence company in the vanguard of online media monitoring and analysis. From April 2008 to January 2011, she was founder and principal of Omnibus, an international media and technology practice. Prior to that, Ms. Gottesman was with Cablevision Systems Corporation for almost 30 years, most recently as Executive Vice President, Digital Marketing and Commerce. From August 2014 until its merger with comScore, Inc. in January 2016, Ms. Gottesman was a member of the Board of Directors and the Audit and Nominating & Governance Committees of Rentrak Corporation, a media measurement and advanced consumer targeting company. Subsequent to this merger, until November 2016, Ms. Gottesman was a director of comScore, Inc., a public company that provides digital media analytics services. Ms. Gottesman served as comScore’s Chair, Nominating & Governance Committee and Co-Chair of its Special Investigation Subcommittee and member of its Audit Committee.

Laureen Ong is a member of our Compensation Committee and our Governance & Nominating Committee. She is a consultant in the media industry. From April 2010 to October 2013, Ms. Ong served as President, Travel Channel LLC, a subsidiary of Scripps Networks Interactive, Inc., which operates a television network focusing on travel entertainment. From March 2007 to October 2009, she was Chief Operating Officer of Star Group Limited, which produces, broadcasts and distributes television programming via satellite in Asia. From April 2000 to April 2007, Ms. Ong was President of National Geographic Television, during which time she was the chief architect of the launch of its cable television network. Prior to that, she was a senior executive in several sports and media companies. Ms. Ong is on the Board of Charter 100, an organization of Women Executives in Phoenix.

Robyn W. Peterson is a member of our Governance & Nominating Committee. Mr. Peterson has been Chief Technology Officer and Senior Vice President of CNN since December 2018 and, before that since February 2018, he was Head of Products and Platforms at Turner. From May 2011 until January 2018, Mr. Peterson was Chief Technology Officer of Mashable, Inc., a leading source of news information and resources for the connected generation. From January 2011 to March 2011, Mr. Peterson was Vice President of Product, News and Info for AOL, responsible for product strategy and development of the news, finance and sports sites until AOL’s acquisition of the Huffington Post. From March 2010 to January 2011, Mr. Peterson was Product Director for Next Issue Media LLC, a company formed by five major U.S. publishers to develop, market and deliver interactive digital editions of magazines. Prior to that, from November 2008, Mr. Peterson was Vice President, Technology and Product for NBC Universal, Inc. From 2001-2004, and from 2005-2008, Mr. Peterson was an executive at Ziff Davis Media, where he was Chief Technology Officer. Mr. Peterson was previously involved in other digital companies since 1998.

Frank A. Riddick, III is Chair of our Compensation Committee and a member of our Audit Committee. Mr. Riddick was Chief Executive Officer of FloWorks International LLC (formerly named Shale-Inland Group LLC), a leading supplier of pipe, valves and related products (“FloWorks”) from September 2013 until

November 2017. Prior to that, he was Chairman and then Executive Chairman of FloWorks since March 2012. Mr. Riddick is also currently a member of the Management Advisory Board of Tower Brook Capital Partners, L.P. (“TowerBrook”), a private equity firm. From August 2009 until joining FloWorks, Mr. Riddick was Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in North America. Prior to that, he was a consultant to TowerBrook. Before joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001, and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is a member of the Board of FloWorks and Chairman of the Board of Apache Industrial Services, Inc., which provides scaffolding, insulation, fireproofing and coatings. Until its sale in July 2015, Mr. Riddick was a member of the board of directors, Chair of the Audit Committee and a member of the Compensation Committee of Geeknet, Inc., the owner and operator of ThinkGeek, an online retailer. Mr. Riddick is also a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

Man Jit Singh is a seasoned media executive with global experience across product innovation, growth strategy and business development. Mr. Singh was with Sony Pictures Entertainment from 2007 until March 2018 where he was most recently President, Home Entertainment. Prior to being President, Mr. Singh oversaw Sony’s Multi Screen Media subsidiary in India, where he was instrumental in moving into the sports market with the launch of television and digital offerings. Prior to joining Sony, Mr. Singh was a senior executive at several technology, staffing, management consulting and consumer product companies.

Jeffrey R. Speed is Chair of the Audit Committee and a member of our Compensation Committee. He served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator, from April 2006 until October 2010. In June 2009, Six Flags, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and it emerged from those proceedings in May 2010. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, the number one tourist destination in Europe. Prior to that, Mr. Speed spent approximately nine years with the public accounting firm of Price Waterhouse (now PwC).

Alan M. Wexler, Chairman of Publicis Sapient, has been working at the intersection of creative, digital and technology for more than 30 years. Mr. Wexler has been at his current position since February 2019. Prior to that, he was CEO of Publicis Sapient since January 2018, and, prior thereto, CEO of Sapient Razorfish and Co-CEO of Publicis Sapient. He was President and then CEO of Sapient Nitro for several years prior to that and has been with Sapient Corporation, which was acquired by Publicis Group, in several other senior leadership positions for an aggregate of nearly 20 years. Publicis Sapient has offices globally, 17,000 employees and cultivates key agency relationships with a roster of blue-chip brands and advises clients on the impact of digital on their businesses. Mr. Wexler has extensive experience in the advertising and branding space.

Other Executive Officers

The following table provides information regarding our executive officers as of March 1, 2019.

Name	Age	Position with Company	With Company Since
Kevin Dunn	58	Executive Producer & Chief Global	1984
		Television Production
Brian M. Nurse	47	SVP, General Counsel & Secretary	2018

Kevin Dunn has been Executive Producer & Chief Global Television Production since July 2014 and, prior thereto Executive Producer since November 2013, and Executive Vice President, Television Production, since July 2003. Before that, Mr. Dunn served as our Executive Producer for 11 years.

Brian M. Nurse has served as our Senior Vice President, General Counsel and Secretary since September 2018. Prior to joining WWE, from March 2012 to September 2018, Mr. Nurse was Vice President, Associate General Counsel & Secretary at Nestle Waters North America Inc. Before that, from April 2001 to February 2012, Mr. Nurse was with PepsiCo, Inc. where he served as Senior Legal Counsel. Mr. Nurse started his legal career as an associate at two New York City law firms.

The Board and Committees

Our Board has standing Audit, Compensation, Governance & Nominating and Executive Committees. During the year ended December 31, 2018, there were 8 meetings of the Board of Directors, 9 meetings of the Audit Committee, 7 meetings of the Compensation Committee, and 3 meetings of the Governance & Nominating Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

Independent Directors. Each year our Board conducts a review to determine which of our Directors qualify as independent. Based on our most recent review, the eight members of our Board noted in the table above (Stuart U. Goldfarb, Patricia A. Gottesman, Laureen Ong, Robyn W. Peterson, Frank A. Riddick, III, Man Jit Singh, Jeffrey R. Speed and Alan M. Wexler) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. One of our independent directors has a small stock ownership in a public company which is a licensee of the Company; another independent director has a cousin who is an employee of the Company; one is an executive officer of a large company with which an affiliate of the Company did business in 2018 in an amount immaterial to the Company and the other company; and one is an executive at a subsidiary of a large company, a different subsidiary of which did business with the Company in 2018 in an amount immaterial to the Company and the other company. The Board considered these relationships and affirmatively determined that none of them is material. None of the other independent Directors has any relationship with the Company other than his or her Director/Committee membership(s). Our Audit, Compensation and Governance & Nominating Committees consist solely of independent Directors. The Company does not currently have a lead independent director.

NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 41% of the Company’s outstanding equity and approximately 82% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from the NYSE listing standards of having a majority of independent directors and independent compensation and governance & nominating committees. However, the Company currently does not avail itself of these “controlled company” exemptions.

Board Structure and Risk Management. Mr. McMahon serves as both our Chairman and Chief Executive Officer. The Board believes that the unique blend of creativity, entrepreneurship and management skills required to act as Chief Executive Officer at the Company would make filling this position extremely difficult. As a practical matter, Mr. McMahon’s combined role as Chairman and Chief Executive Officer reflects the larger reality that as the owner of a majority of the Company’s voting power, management of the Company is within his ultimate control. This notwithstanding, the Board recognizes the critical role it plays in risk oversight and believes that it works well with management to understand and give clear guidance on matters that it considers to pose possible risks to the Company, such as entering into new business ventures, cybersecurity and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation Committee oversight of compensation matters, including mitigating instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. The Board believes that the administration of its risk oversight function has not been negatively affected by the Board’s current leadership structure, and the Board believes it appropriately addresses risk factors facing the Company.

Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e. without the presence of management). In practice, most Board and Committee meetings include an executive session. Executive sessions are presided over by the chair of the appropriate Committee, if the principal item to be considered is within a Committee’s scope and, if not, such chairs alternate executive sessions.

Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our corporate website (corporate.wwe.com).

Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman and Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our corporate website (corporate.wwe.com). We also plan to disclose any amendments to, and waivers from, the Code on this website.

Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of its Chair, Mr. Speed, and Messrs. Goldfarb and Riddick. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE. Messrs. Speed and Riddick have accounting and related financial management expertise and are qualified as audit committee financial experts within the meaning of the applicable rules and regulations of the SEC. Pursuant to the charter of our Audit Committee, no Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our corporate website (corporate.wwe.com). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:

●	Review and discuss with management and the independent auditors our audited financial statements, quarterly financial statements and all internal control reports (or summaries thereof).

●	Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

●	Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

●	Review and discuss earnings press releases with management, including the type and presentation of information, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.

●	Review and discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not be in advance of each earnings release or earnings guidance.

●	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

●	Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

●	Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

●	Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

●	Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Auditing Standard No. 1301 and SEC Rule 2-07 of Regulation S-X; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

●	Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.

●	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

●	Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

●	Discuss policies with respect to risk assessment and risk management.

●	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee consists of its Chair, Mr. Riddick, and Ms. Ong and Mr. Speed. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and procedures. The Compensation Committee’s charter is posted on our corporate website (corporate.wwe.com). The Compensation Committee charter states that the Committee will, among other things, fulfill the following obligations:

●	Approve all employment agreements for the Chairman and Chief Executive Officer and all officers of the Company who (i) have a title of Executive Vice President or have equal or higher seniority; (ii) are “officers” as defined in Rule 16a – 1(f) promulgated under the Exchange Act; or (iii) are other senior executives who report directly to the Company’s Chairman and Chief Executive Officer (collectively, the “Senior Executives”).

●	Annually review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, evaluating his performance in light of those goals and objectives, and either as a Committee or together with the other independent Directors determine and approve the Chairman and Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chairman and Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s and the individual’s performance, relative total shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.

●	Annually review and approve for Senior Executives: (i) the annual base salary level; (ii) the annual incentive opportunity level; (iii) the long term incentive opportunity level; (iv) severance arrangements and change in control agreements/provisions in each case when and if appropriate; and (v) any special or supplemental benefits.

●	Annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Senior Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive and equity-based compensation plans.

●	Administer the Company’s 2016 Omnibus Incentive Plan and any successor or other incentive compensation plans of the Company.

The Compensation Committee has authority to hire compensation consultants, independent counsel and other advisors. For the past several years, the Committee has retained the services of Frederic W. Cook & Co., Inc. (the “Compensation Consultant”). The Compensation Committee annually reviews the Compensation Consultant’s independence and has determined that no conflicts of interest exist.

Compensation Committee Interlocks and Insider Participation. During 2018, no member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during 2018.

Governance & Nominating Committee. The Governance & Nominating Committee consists of its Chair, Ms. Gottesman, Ms. Ong and Messrs. Goldfarb and Peterson. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally.

The Governance & Nominating Committee operates under a charter. This charter is posted on our corporate website (corporate.wwe.com). Under its charter, the Governance & Nominating Committee responsibilities include:

●	Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.

●	Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.

●	Preparing and supervising the implementation of the Board’s annual review of director independence.

●	Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.

●	Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.

●	Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.

●	Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.

●	Making recommendations to the Board regarding any duly submitted stockholder proposal.

●	Overseeing the Company’s continuing education program for our Directors.

Nominees for Director. The Board added two new independent directors in 2018. If the Board were to embark on a search for new directors, it would consider candidates, and follow the same process and use the same criteria for evaluating candidates, irrespective of whether they were suggested by Board members, management and/or stockholders. Any stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. If stockholders wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, they would need to fulfill the requirements detailed under “Stockholder Proposals for 2020 Annual Meeting.”

The Board reviews potential nominees and decides whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees is deemed by the Board to be warranted, the Board requests its third-party search firm to gather additional information about the prospective nominee’s background and experience. The Board evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the then current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. While there is a general desire at least to maintain the mixture of viewpoints among its members, the Board does not have any specific policy relating to diversity. The Board will also determine when or how to interview prospective nominees. Each Director has the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee oversees this process and recommends any nominees to the full Board.

The Board believes that its current members (including our two new independent directors elected in 2018) comprise an appropriate mix of background, diversity and expertise. In particular, Mr. McMahon is a seasoned manager who understands what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. In particular, he has significant expertise in creative matters, television, talent development and live events, each of which is a critical aspect of our business. As our co-founder, Mr. McMahon has decades of experience overseeing all of our revenue streams. He is familiar with every aspect of our business and industry. Similarly, Ms. McMahon and Mr. Levesque have decades of experience in our Company and have both been important players in all aspects of our creative process, including television, talent and live events. Messrs. Barrios and Levesque and Mses. Wilson and McMahon all have extensive practical experience with many of our revenue streams and each of them has been critically involved in our business transformation over the past several years as well as our continuing brand development. Of the independent directors, Mr. Goldfarb has more than 25 years of experience in media companies with revenue streams similar to those of the Company. For more than 12 years of his tenure, Mr. Goldfarb has served at the CEO level. He has significant e-commerce and digital experience. Ms. Gottesman has nearly 30 years of senior level experience with a cable television operator. This experience provides the Company insight into the television industry. She also has relevant digital and social networking experience. Ms. Ong has decades of experience as a senior executive in television, and Mr. Peterson adds further expertise in the digital space. The digital expertise added to the Board by Messrs. Goldfarb and Peterson and Ms. Gottesman are of particular note in light of WWE Network, the Company’s most important recent undertaking. The television expertise added by Mses. Gottesman and Ong are of note because television (together with live events) traditionally has been at the core of the Company’s business, and video programming, however it is distributed, will continue to be critical to our success. Mr. Singh brings years of experience as a seasoned professional in media and, in specific, has depth of knowledge about the India subcontinent, an important geographical area in the Company’s strategy. Messrs. Riddick and Speed bring financial and auditing acumen as both have been chief financial officers of large companies. In the case of Mr. Speed, approximately 20 years of his experience has been spent in media and entertainment companies. Mr. Wexler has expertise in digital technology and direct-to-consumer communications, including a very extensive understanding of the advertising industry. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for re-election at this year’s Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

World Wrestling Entertainment is an integrated media and entertainment company. We have been involved in the sports entertainment business for nearly 40 years, and have developed WWE into one of the most popular brands in global entertainment today. We are principally engaged in the production and distribution of unique and creative content through various channels, including our premium over-the-top subscription network (“WWE Network”), content rights agreements, pay-per-view event programming, filmed entertainment, live events, licensing of various WWE themed products, and the sale of consumer products featuring our brands. At the heart of our success are the athletic and entertainment skills and appeal of our Superstars and our consistently innovative and multi-faceted storylines. Our distribution platforms provide significant cross-promotion and marketing opportunities that reinforce our brands while effectively reaching our fans.

2018 Highlights. 2018 was another record-breaking year for the Company. We believe management was highly effective in achieving the following results:

●	Revenue increased 16% to $930.2 million, the highest in the Company’s history (the fifth year of consecutive record revenues).

●	Operating income increased 51% to a record $114.5 million.

●	We completed agreements with USA Network (NBCU) and Fox Sports, effective October 1, 2019, which increase the average annual value (AAV) of our U.S. distribution to 3.6 times that of the prior deal.

●	We produced new, large-scale international events (Greatest Royal Rumble, Crown Jewel and Super Show-Down).

●	The Company delivered a total shareholder return (“TSR”) of approximately 146%, including dividends aggregating approximately $37.0 million. WWE’s stock performance outpaced the S&P 500, the Russell 2000 and many other media peers.

●	Raw celebrated its 25th Anniversary and remained the #1 show on USA Network. SmackDown Live, the network’s second most watched show, surpassed 1,000 episodes.

●	WWE Network average paid subscribers increased 8% to 1.65 million.

●	Digital engagement continued to grow with 31.4 billion video views and 1.2 billion hours of video consumed across digital and social media platforms.

We believe our record-setting revenue and other strong results in 2018 validate our ongoing investment to support the Company’s long-term objectives.

For the Company to achieve our desired level of success, we must continue to retain and incentivize management. The incentive compensation package for senior management in 2018 is described in detail below and was structured for precisely that purpose. On balance, we believe the ongoing compensation structure envisions and appropriately incentivizes achievement of long-term growth and transformation while continuing to tie a meaningful portion of management’s compensation to annual financial and strategic performance. Equally important, we also believe that this incentive for transformation continues to moderate the risk to drive short-term results by promoting greater management focus on long-term performance.

Named Executive Officers. Our named executive officers for 2018 are:

Name	Title
Vincent K. McMahon	Chairman & Chief Executive Officer
George A. Barrios	Co-President
Michelle D. Wilson	Co-President
Paul Levesque	EVP, Talent, Live Events & Creative
Kevin Dunn	Executive Producer & Chief Global Television Production

Elements of WWE’s Compensation Program. In general, the compensation package provided to our named executive officers and other members of senior management consists of three major components:

Reward	Objectives	Determination of Component Value
Component
Base Salary	Provides a fixed element of compensation paid in cash to reward day-to-day contributions to the Company. Serves as an attraction and retention tool.	Salary for each executive is determined based on a number of factors including: job responsibilities, tenure and experience, individual performance, internal parity and a broad-based assessment of the market.	Fixed Compensation
Short-Term Cash Incentive Compensation	Provides cash-based reward for achievement of annual performance measures that are integral to the success of the Company and reinforce its business strategy and vision.	Executives are assigned a target annual incentive opportunity expressed as a percentage of his or her base salary. Performance is measured against a detailed set of financial, strategic and individual performance measures. Payouts may be above or below target based on a rigorous assessment of performance relative to the goals established at the beginning of the performance period.	Variable Compensation
Longer-Term Equity Incentive Compensation	As a complement to the annual incentive plan, provides equity-based awards that are linked to the longer-term performance of the Company thereby aligning executives’ and stockholders’ interests.

In general, an executive receives 100% of his or her longer-term incentive opportunity in the form of Performance Stock Units (“PSUs”). Consistent with the pay for performance principles of our compensation plan, the PSU awards may be earned at levels above or below target based on actual performance relative to pre-established goals.

The Compensation Committee believes that the Company’s compensation program constitutes the appropriate mix of fixed and variable compensation as well as short-term and longer-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of our stockholders. Further, we believe our compensation program incentivizes management and serves our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. We also believe that the design of our compensation program is generally consistent with other companies in the entertainment industry. The Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers with perquisites such as cars, club memberships or personal services. Therefore, these three core components (base salary, short-term cash incentive through our management incentive plan, and longer-term equity incentives), when added together, reflect an accurate picture of the total compensation opportunity available to our senior executives.

Mr. Levesque, as a key performer for the Company, has certain additional compensation made pursuant to his agreement described below.

Aligning Interests with Stockholders. The table below highlights key executive compensation practices that the Compensation Committee has implemented to encourage a high level of performance and alignment of management and our stockholders’ interests. The table also highlights compensation practices that the Committee has expressly avoided or rejected. We believe these efforts support a strong governance culture and are in the long-term interests of our stockholders.

What We Do . . .		What We Do Not Do . . .
☑	Pay for Performance	☒No Gross-up Payments to Cover Excise Taxes
☑	Tie Significant Levels of Compensation to Corporate and Individual Goals	☒No Guaranteed Annual or Multi-Year Bonuses
☑	Caps on Annual Bonuses and Long-Term Incentives	☒No Special Executive Retirement Programs
☑	Stock Ownership and Stock Holding Requirements	☒No Repricing of Underwater Stock Options
☑	Multiple Performance Metrics under Short-term and Longer-term Incentive Plans	☒No Excessive Perquisites for Executives
☑	Double Trigger for Change in Control Provisions	☒No Dividend Equivalents Paid Prior to Vesting of Performance Awards (and Never on Unearned Portion of Awards)
☑	Use an Independent Consultant who Reports Directly to the Compensation Committee	☒No Incentives to Excessively or Inappropriately Encourage Risk Taking Through our Compensation Program
☑	Review Tally Sheets When Making Executive Compensation Decisions
☑	Risk Mitigation including the implementation of a Clawback Policy in the event of a restatement of financial results.

Compensation Components

Salary. As part of our continuing effort to manage our fixed costs responsibly, we generally attempt to limit salary increases, restricting material increases to instances of promotions or extraordinary contributions to the Company’s performance. The table below highlights recent annual base salaries for the named executive officers:

Name	2017	2018		2019
Vincent K. McMahon	$1,400,000	$1,400,000		$1,400,000
George A. Barrios	$783,510	$870,000	(1)	$935,250
Michelle D. Wilson	$791,044	$870,000	(1)	$935,250
Paul Levesque	$650,000	$684,125		$710,000
Kevin Dunn	$909,560	$925,000		$950,000
____________________

(1)	Mr. Barrios and Ms. Wilson were both promoted to Co-President in February 2018.

Annual Incentive Bonuses. We believe that an annual management incentive plan (“MIP”) that is based on personal and company-wide performance is generally an effective format to incentivize executives to focus on critical financial and strategic short and mid-term goals. Our approach ties the participant’s interests to those of stockholders without the structural cost increases inherent in salary escalation and without encouraging unnecessary and excessive risk-taking. It acknowledges both individual efforts as well as the collective effort of all participants. For our named executive officers, MIP bonus targets in 2018 ranged from 50% to 100% of salary. Actual bonuses paid under the MIP to our named executive officers in respect of 2018 are set forth in column (g) of the Summary Compensation Table.

For 2018, the Company established a two-prong test for purposes of determining funding of the MIP.

●	80% of funding was based solely on financial objectives, with 60% based on Adjusted OIBDA and 20% based on total revenues.

●	20% of funding was based on the Company’s progress toward three strategic objectives which relate to the Company’s brand strength, its growth initiatives and its business development.

2018 Incentive Plan Payout

The following table shows the MIP funding calculation with actual results for 2018 shaded.

Determination of MIP Funding Level (2018)

	Strategic Objectives (20% of	Revenue (20% of	Adjusted OIBDA (60% of MIP
	MIP Funding)	MIP Funding)	Funding)(1)
Below Threshold	0-2.9 out of 10. No funding for this factor.	Less than $799 million. No funding for this factor.	Less than $125 million. No funding for this factor.
Threshold	3 out of 10 (50% of factor is funded).	$799 million (50% of factor is funded).	$125 million (50% of factor is funded).
Between Threshold and Target	Each additional 1/10 of a point results in an additional 2.0% of this funding factor.	Each additional $1 million results in an additional 2.1% of this funding factor.	Each additional $1 million results in an additional 2.8% of this funding factor.
Target	5 out of 10 (100% of factor is funded).	$823 million (100% of factor is funded).	$143 million (100% of factor is funded).
Between Target and Maximum	Actual Result: 8.7 out of 10 for 173% of this funding factor.	Each additional $1 million results in an additional 3.7% of this funding factor.	Each additional $1 million results in an additional 5% of this funding factor.
Maximum	200% funding of this factor at a strategic goal score of 10 out of 10.	200% funding of this factor at $850 million or higher. Actual Result: $930.2 million for 200% of factor.	200% funding of this factor at $163 million or higher. Actual Result: $178.9 million for 200% of factor.
____________________

(1)	Adjusted OIBDA is a non-GAAP financial measure. Our definition of Adjusted OIBDA may be different from similarly titled non-GAAP financial measures used by other companies. Adjusted OIBDA is the primary measure used by management of the Company to evaluate segment performance and make decisions about allocating resources. We define Adjusted OIBDA as operating income before depreciation and amortization, excluding stock-based compensation, certain impairment charges and other non-recurring material items. See our Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of Adjusted OIBDA to operating income.

The determination of the Strategic Objectives score for the foregoing purposes is set forth in the following table. Although these objectives are not calculable on a purely mathematical basis, they are scored by the Compensation Committee based on certain measures of success. The Compensation Committee closely reviews and discusses performance relative to this scorecard on a quarterly basis.

Strategic Objectives	Indicative Benchmarks
Optimize Domestic Media Distribution (70%)	Favorable contract terms.
Next iteration of WWE Network (20%)	Steps toward Plan.
Brand Strength (10%)	Certain key television ratings, social media metrics and brand scores.
Overall Score	8.7 (173% of factor funding).

The following table compares MIP funding for 2018 with that of the prior two years:

	Strategic
	Objectives			Aggregate Funding of
Calendar Year	Overall Score	OIBDA Target	Revenue Target	Incentive Pool
2016	7.9	$80.0 million	$705 million	131%
2017	4.7	$100.0 million	$776 million	120%
2018	8.7	$143.0 million	$823 million	195%

Once funding is established based on achievement of the financial performance and strategic objectives described above, a participant is entitled to participate if his or her individual performance rating for the year is at or above a threshold. The aggregate amount of funding does not increase based upon individual payouts, with the result that the aggregate payout to all participants must be less than or equal to the established funding. Actual payouts are based on an individual’s target, which is a percentage of his or her salary at the end of 2018 (this percentage is established based on the executive’s title/position) multiplied by the MIP funding percentage for the Company as a whole with a possible multiplier for exceptional performance, in each case subject to the exercise of negative discretion by the Compensation Committee. The use of negative discretion to one executive will not necessarily result in an increased bonus to another executive. The overall MIP funding for the Company, and the overall payment to any individual, will not exceed 200% of the individual’s target opportunity. In addition to the 200% of target cap, maximum payments under the MIP are capped at $5 million to any named executive officer. The Committee also retains discretion to pay amounts outside of the plan but has rarely exercised this discretion historically and did not do so in respect of 2018.

Performance Stock Units (“PSUs”). Our compensation program includes a longer-term component consisting of stock unit grants. Consistent with past practice, our normal annual grant of stock units in 2018 had a performance requirement under the 2016 Omnibus Incentive Plan which reinforces our pay for performance philosophy. There is also a service-based vesting requirement which extends beyond the performance period. The performance targets for our PSUs mirror those set for the MIP described above. For the 2018 grants if at least one of the three threshold performance criteria - strategic objectives overall score, total revenues or Adjusted OIBDA – is satisfied at the threshold level or above, the PSUs would begin to accrue dividends and vest in three equal annual installments, with the first vesting occurring on or about July 20, 2019. The PSUs have a sliding scale of 10% of the target units if the strategic objectives factor is met at threshold up to a maximum cap of 200% of target if all three performance criteria are achieved at the maximum level. We believe this cap mitigates the potential risk that accompanies performance-based equity compensation. As referenced above under the description of our MIP, management achieved a level of 195% of overall target and this is the percentage of PSUs that were earned, subject to continued service vesting.

We expect to continue to make annual grants of PSUs for our senior executives. The Committee closely monitors share usage through the approval of an annual share budget or “pool” that management may use. From this pool, management proposes individual grants at a separate meeting of the Compensation Committee and these individual grants are reviewed and approved by the Committee. The awards (assuming we meet performance criteria) are subject to service vesting, generally in equal annual installments over three years in July beginning the year after the year in which the grant was made (and performance measures met). We do not plan grants or vesting dates of stock units around material news releases in order to provide any special benefits to our employees.

We believe that equity compensation for executive officers is different from salary and short-term cash incentives in that, due to its performance and time-vesting requirements, stock units serve both a retention and incentive purpose. Equity compensation (particularly where it has both performance and time-vesting requirements) aligns interests of management with stockholders. We also hope that stock units, together with our 401(k) Plan, will be utilized by employees for retirement planning, as we do not provide a defined benefits retirement plan.

The following table shows the aggregate number of stock units granted to all eligible employees (executive officers and all others) as part of our normal annual grant for the past several years. The table also shows the actual number of stock units earned based on performance achieved for each relevant performance period. The table does not include grants for new hires/promotions:

		Aggregate target stock
		units in Annual	Aggregate actual stock
	Aggregate target stock units in Annual	Grant (adjusted to reflect	units earned in
Calendar Year	Grant (unadjusted)	forfeitures)	respect of such year
2016	1,155,447	1,089,159	1,371,821
2017	843,619	778,460	880,246
2018	888,062	814,628	1,166,124

Performance Stock, Retention and Non-Competition Agreements As part of the ongoing transformation of the Company, the Compensation Committee recognized the critical importance of the upcoming negotiation of principal television agreements in the United States and several key markets around the world as well as the continued organic growth of WWE Network and the transition to its next iteration. All of these endeavors would require intense focus and strong leadership by certain top executive officers of the Company above and beyond their standard roles and responsibilities. In recognition of this inflection point and desire to retain executive talent for an extended period of time, in early 2018, the Committee approved special Performance Stock, Retention and Non-Competition Agreements (the “Special Performance Grants”) to three of its named executive officers: George A. Barrios, Michelle D. Wilson and Kevin Dunn. Under the Special Performance Grants, Mr. Barrios and Ms. Wilson were each awarded grants of 136,388 performance shares, calculated based on $5.0 million of value, and Mr. Dunn was awarded a grant of 68,194 performance shares, calculated based on $2.5 million of value, in each case at target levels using a price of $36.66 per share (equal to the trailing 30-day average closing price of WWE common stock as of the grant date, March 19, 2018). To create strong long-term alignment with shareholders, the Committee selected as a performance test the relative total shareholder return over a series of five performance periods. Specifically, the performance measure compares the Company’s total shareholder return to that of the companies in the S&P United States BMI Media Index (the “Comparative Index”) with the first measurement period running from the date of grant to March 18, 2020 and the next four measurement periods also beginning on the grant date and ending on March 18 of each of the years 2021 through 2024, so the longest performance period is six years. As further encouragement of long-term shareholder value creation and retention of key talent, the Committee weighted the longer performance period tranches greater than those tranches with a shorter performance period as illustrated in the table below:

Award Tranches	Weight	Performance Period
Tranche 1	15%	Period ending March 18, 2020
Tranche 2	15%	Period ending March 18, 2021
Tranche 3	20%	Period ending March 18, 2022
Tranche 4	20%	Period ending March 18, 2023
Tranche 5	30%	Period ending March 18, 2024

In designing the performance criteria applicable to the Special Performance Grants, the Committee established threshold, target and maximum performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target shares as shown below (with linear interpolation between the threshold and target performance levels and between the target and maximum performance levels).

Performance Level (Relative TSR Rank Within
S&P United States BMI Media Index)	Payout Percentage Per Tranche
25th Percentile or Below	50%
50th Percentile	100%
75th Percentile or Above	175%

In the event the Company’s total shareholder return for any measurement period is negative, irrespective of total shareholder return vis-à-vis the Comparative Index, the maximum earned would be target. Each tranche will vest on or about the July 20th of the year in which the performance has been met (e.g., the first of the five annual vestings will be on or about July 20, 2020). Under the Special Performance Grants, following a change of control, as defined in the Company’s 2016 Omnibus Incentive Plan, if the employee is terminated or if he or she terminates employment due to a decrease in salary, material adverse change in responsibility or reporting structure or a relocation in excess of 25 miles, the Special Performance Grants shall vest at the target level. If the executive’s employment is terminated for any other reason, with or without cause, the shares will be forfeited.

The Special Performance Grants provide important protections for the Company including non-competition covenants and covenants prohibiting the solicitation of Company employees and/or business partners during employment and for a period of 12 months thereafter. These agreements also require the executives to abide by non-disclosure obligations, which covenant continues indefinitely. Any breach of the non-competition, non-solicitation or non-disclosure obligations – as well as any termination for “Cause” as defined in the agreement – would result in a clawback of the shares or proceeds therefrom without limiting any other remedies the Company may have at law.

Other Compensation Matters

Employment and Other Agreements. We have an amended and restated employment agreement with our Chairman and Chief Executive Officer, Vincent K. McMahon, under which we pay him an annual salary of $1,400,000 in respect of 2019 and he is entitled to participate in our Management Incentive Plan with a target bonus of 100% of base salary. In 2018, Mr. McMahon began receiving performance stock units as a part of our normal grant for employees. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

While we generally attempt to avoid entering into employment agreements with our other executives, we have individual severance arrangements with many of our executive officers including our named executive officers, which provide for a specified period of severance in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination (assuming the Company meets its performance tests), at rates to be determined, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. The Company believes that these severance arrangements are important for the Company to attract and retain high caliber employees.

Since he joined the Company as a performer in 1995, Mr. Levesque has been party to a booking agreement with the Company under which he is one of our top talent.

Stock Ownership Guidelines & Holding Requirements. We believe that it is in the best interests of our stockholders for management and directors to own a significant amount of our Common Stock. We have stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the guidelines, the individual must attain the following multiple of base salary (or annual cash retainer, in the case of Directors):

Title	Multiple
Chairman and Chief Executive Officer	6x
Director	5x
EVP	2x

Valuations of ownership are made at the beginning of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units must be held by the individual. For these purposes, performance units for which the performance test has been met, but which have not yet vested, count toward the ownership goal. Once the respective multiple is attained, so long as none of the shares required for such attainment are disposed, the obligation remains met despite any subsequent decline in stock price.

Anti-Hedging Policy: “Hedging” refers to instruments or transactions that have the effect of protecting an executive or director from the economic risk of a decline in our stock price and is often viewed as changing the alignment of long-term interests between management and stockholders. The Company believes that hedging has not been an issue among its directors or executive officers, and to the Company’s knowledge, none of its directors or named executive officers has engaged in such hedging or pledging of his or her Company securities. As a result, while hedging and pledging WWE stock is strongly discouraged and any hedging or pledging transaction by an executive officer or director of the Company would be closely reviewed by the Company, we have not made a blanket prohibition against them for any of our employees. The Company plans to continue to monitor the situation and may act if it perceives any movement in such activities by its executive officers or directors.

Clawbacks. The Company has not been faced with the situation of a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made. In an effort to continue to strengthen the Company’s governance practices, effective for all awards on or after January 1, 2019, the Company has adopted a policy which will be administered by the Compensation Committee and will allow them in the event of any restatement of financial statements, to claw back any compensation paid or awarded in excess of what would have been paid or awarded in the absence of such misstatement. This policy does not require any wrongdoing by the party involved, and is in addition to any other available clawbacks required by law or otherwise including those disclosed elsewhere in this proxy statement with respect to the Special Performance Grants.

Tally Sheets. Tally sheets are provided to the Compensation Committee annually to supplement its review of aggregate compensation for each executive officer in connection with setting salary, granting performance-based incentive compensation and longer-term equity incentive compensation for the year. Total compensation is reviewed from time to time vis-à-vis broad-based published market data to determine whether the compensation paid to our executives is generally competitive relative to the market. It should be noted that this market data is not obtained from a specified peer group but rather is a combination of both general industry and industry-specific (media) information. It is not the same as either of the groups used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K. Given the unique aspects of our business and inherent challenges associated with benchmarking our compensation against closely comparable peers, we do not attempt to maintain an established target percentile compensation level within a designated peer group.

Management’s Role in the Compensation-Setting Process. The Chairman and Chief Executive Officer and the Human Resources Department annually review the performance of each executive officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, bonuses and equity-based grants, to Executives are presented to the Compensation Committee for its final approval.

Role of Compensation Consultant and Use of Market Data. During 2018, the Committee consulted with the Compensation Consultant who is paid by the Company and has access to management, but is hired by and reports directly to the Compensation Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. The Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation. The Committee annually reviews the Compensation Consultant’s independence (most recently in February 2018) and has affirmatively determined that no conflicts of interest exist.

2018 Say-on-Pay Advisory Vote Outcome. The Compensation Committee considered the results of the 2018 advisory, non-binding vote to approve executive compensation in connection with the discharge of its responsibilities. In excess of 99% of the vote of our shareholders in 2018 was in favor of the compensation of our named executive officers, a result we feel affirms our pay practices, and no changes were made as a result of such vote.

Conclusion

The Compensation Committee of the Board understands its responsibility for evaluating and approving the Company’s compensation programs, including reviewing and approving the Company’s compensation philosophy as well as corporate goals and objectives relative to incentive compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman and Chief Executive Officer and Human Resources Department, are instrumental in developing recommendations relating to the compensation program, subject to final approval by the Compensation Committee. The Compensation Committee is assisted in this regard by its independent Compensation Consultant.

We believe that we have an appropriate mix of compensation components along with competitive compensation levels that incentivize management and serve our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. We believe management compensation closely aligns them with shareholder interests and we believe the Company’s strong financial performance and total shareholder returns underscore the effectiveness of our compensation program. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound and abides by a strong pay for performance philosophy.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 2 —Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Frank A. Riddick, III, Chair
Laureen Ong
Jeffrey R. Speed

Summary Compensation Table

The following table sets forth certain information about the compensation of our Principal Executive Officer, our Principal Financial Officer and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2018. As stated above, these individuals are our “named executive officers.”

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards		Compensation	Compensation		Total
Name and Principal Position (a)	Year (b)	($)(c)	($)(d)	($)(e)		($)(g)	($)(i)(1)		($)(j)
Vincent K. McMahon	2018	1,400,000	0	1,507,401	(2)	2,730,000	20,837		5,658,238
Chairman & Chief Executive Officer	2017	1,388,462	0	0		1,680,000	19,075		3,087,537
	2016	1,313,462	0	0		1,739,063	19,075		3,071,600

George A. Barrios	2018	856,694	0	7,133,984	(2)(3)	1,102,725	14,939		9,108,342
Co-President (Principal Financial Officer)	2017	780,570	0	683,940		470,106	9,192		1,943,808
	2016	758,800	0	3,009,579		523,037	19,640		4,311,056

Michelle D. Wilson	2018	857,853	0	7,217,054	(2)(3)	1,102,725	10,954		9,188,586
Co-President	2017	788,076	0	690,742		474,627	9,192		1,962,637
	2016	766,096	0	3,014,478		527,851	9,192		4,317,617

Paul Levesque	2018	678,875	0	615,895	(2)	667,022	3,069,667	(4)	5,031,459
EVP, Talent, Live Events & Creative	2017	643,288	0	696,788		390,000	1,493,640	(4)	3,223,716
	2016	601,933	0	499,992		419,531	2,471,961	(4)	3,993,417

Kevin Dunn	2018	922,625	0	4,095,580	(2)(3)	901,875	12,034		5,932,114
Executive Producer	2017	909,560	0	840,801		545,736	10,272		2,306,369
	2016	902,897	0	3,106,366		618,117	10,272		4,637,652
____________________

(1)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(2)	Represents the aggregate grant date fair value of awards of performance stock units pursuant to our 2016 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For additional disclosure on assumptions made in the valuation of our performance stock units awards, see “Note 18 – Stock-based Compensation” to our Consolidated Financial Statements. For these purposes, performance stock units (other than the Special Performance Grants which are described in footnote 3) are assumed to have been granted in amounts that would occur if the Company had met all performance criteria at 100% of target. Assuming hypothetically that the highest level of performance conditions for these performance stock units had been achieved, the number of such performance stock units would have been 200% of the numbers included in the table which for 2018 would result in maximum grant date values for those grants of $3,014,803 for Mr. McMahon; $1,332,931 for Mr. Barrios; $1,499,069 for Ms. Wilson; $1,231,791 for Mr. Levesque; and $1,723,641 for Mr. Dunn. For 2018, the Company achieved 173% of its Strategic Objectives funding factor, 200% of its Adjusted OIBDA funding factor and 200% of its Revenue funding factor. Accordingly, 195% of the target number of these performance stock units were earned, subject to vesting in three annual installments beginning July 2019. To the named executive officers, this totaled as follows: for Mr. McMahon 81,492 shares; Mr. Barrios 36,030 shares; for Ms. Wilson 40,521 shares; for Mr. Levesque 33,296 shares; and for Mr. Dunn 46,591 shares.

(3)	Includes, for each of Messrs. Barrios and Dunn and Ms. Wilson, the Special Performance Grants described in “Compensation Discussion and Analysis.” The first performance period under these Special Performance Grants ends March 18, 2020, so actual numbers for such grants are not available. Accordingly, they have been reported in the Summary Compensation Table at 100% of target. Assuming hypothetically that the highest level of performance had been achieved, the maximum grant date values for these grants would be $11,318,158 for Mr. Barrios; $11,318,158 for Ms. Wilson and $5,659,079 for Mr. Dunn. When these maximum numbers are added to the maximum values for the other grants of performance stock units to these individuals disclosed in the footnote 2 above, the aggregate maximum of all grants to them would be $12,651,089 for Mr. Barrios; $12,817,227 for Ms. Wilson and $7,382,720 for Mr. Dunn.

(4)	Consists principally of performance fees and royalties paid to Mr. Levesque as one of the Company’s top talent. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements.”

Grants of Plan-Based Awards for 2018

									Grant Date
			Estimated Possible Payouts Under			Estimated Possible Payouts Under			Fair Value
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			of Stock
	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(4)
Name (a)	(b)		($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	($)(l)
Vincent K. McMahon	2/14/18	(2)	140,000	1,400,000	2,800,000	4,179	41,791	83,582	1,507,401
George A. Barrios	2/14/18	(2)	56,550	565,500	1,131,000	1,848	18,477	36,954	666,465
	3/19/18	(3)	—	—	—	68,194	136,388	238,680	6,467,519
Michelle D. Wilson	2/14/18	(2)	56,550	565,500	1,131,000	2,078	20,780	41,560	749,535
	3/19/18	(3)	—	—	—	68,194	136,388	238,630	6,467,519
Paul Levesque	2/14/18	(2)	34,206	342,063	684,125	1,708	17,075	34,150	615,895
Kevin Dunn	2/14/18	(2)	46,250	462,500	925,000	2,389	23,893	47,786	861,821
	3/19/18	(3)	—	—	—	34,097	68,194	119,340	3,233,759
____________________

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s 2018 management incentive plan administered under the 2016 Omnibus Incentive Plan which is 50% of 20% (which equals 10%) of the target amount shown in column (d). This assumes the threshold of either (but not both) the revenue funding factor or strategic objectives funding factor is met and the other two performance measures are below thresholds. Actual minimums could be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is 200% of the individual’s target, which was the maximum payment under the bonus plan.

(2)	The amounts shown in column (f) reflect the number of performance stock units that would be earned (subject to vesting) assuming the Company met the threshold level of either (but not both) the revenue funding factor or strategic objectives funding factor and the other two performance measures are below thresholds which would result in a minimum performance level equal to 50% of 20% (which equals 10%) of the target number of stock units shown in column (g). If the Company exceeds these thresholds, there is an increase to 100% of the target stock units at 100% attainment of all three funding factor targets, which is reflected in column (g). Above those targets, the stock units increase up to a maximum possible grant under the plan of 200% of target stock units. This maximum number is shown in column (h). For 2018, the Company achieved 173% of its Strategic Objectives factor, 200% of its Adjusted OIBDA funding factor and 200% of its Revenue funding factor. Accordingly, 195% of the target stock units were earned, subject to vesting in three annual installments beginning July 2019. To the named executive officers, this totaled as follows: for Mr. McMahon 81,492 shares; Mr. Barrios 36,030 shares; for Ms. Wilson 40,521 shares; for Mr. Levesque 33,296 shares; and for Mr. Dunn 46,591 shares.

(3)	Amounts shown in column (f) reflect the number of performance stock units that would be earned (subject to vesting) if the Company’s total shareholder return was within the lowest quartile of the Comparative Index under certain Special Performance Grants. If the Company’s total shareholder return is 50% of the Comparative Index, the target number of the Special Performance Grants are earned, which is the number shown in column (g), and if it is in the top quartile, 175% of the target is met, which is the maximum number shown in column (h). See “Compensation Discussion and Analysis – Performance Stock, Retention and Non-Competition Agreements”.

(4)	Reflects the full grant date fair value under FASB ASC Topic 718 of grants of stock units and is based upon the probable outcome of such conditions on the date of grant (which is the target number). The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2018 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted and performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 18 – Stock-based Compensation” to our Consolidated Financial Statements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

Employment and Booking Agreements. Vincent K. McMahon. We have an amended and restated employment agreement with Mr. McMahon. This employment agreement currently has a term ending December 31, 2019, but automatically extends for successive one-year periods unless either party gives notice of nonextension at least 180 days prior to the expiration date. Under his employment agreement, Mr. McMahon is entitled to salary, currently in the amount of $1,400,000, subject to increase in the discretion of the Compensation Committee. Mr. McMahon is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of 100% of salary. In addition, in 2018, the Compensation Committee began including Mr. McMahon in the normal annual grant of performance stock units.

In the event we terminate Mr. McMahon’s employment other than for cause (as defined in his employment agreement) or if Mr. McMahon terminates his employment for good reason (as defined) within the two-year period following a change in control (as defined), we are obligated to pay to Mr. McMahon compensation and benefits that are accrued but unpaid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon will also continue his health, accident, and life insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. The Company does not provide Mr. McMahon a tax gross up. Under his employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company would reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments shall be deductible by the Company, unless the full parachute payments would result in a greater net benefit to Mr. McMahon after he pays all related excise taxes.

If Mr. McMahon dies or becomes disabled (as defined in the agreement) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits accrued but unpaid as of the date of termination. The agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination. The agreement allows Mr. McMahon and members of his immediate family to use the Company’s aircraft for personal travel when it is not being used for business purposes. Personal use of the jet is paid for by Mr. McMahon so that no incremental cost is incurred by the Company. In 2018, Mr. McMahon’s employment agreement was amended to allow him to participate in the organization, ownership and operations of Alpha Entertainment, Inc. in connection with its XFL professional football league.

Paul Levesque. Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent as an independent contractor. Under his current booking agreement, Mr. Levesque is entitled to a minimum guaranteed annual payment of $1 million which the Company recoups from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold utilizing Mr. Levesque’s name and/or likeness. Mr. Levesque has out-earned this minimum guarantee in each of the past several years. The agreement currently runs until March 30, 2019, and thereafter extends for successive one-year periods unless either party gives notice of nonextension at least 90 days prior to the expiration date.

Performance Stock Units. Under the terms of our stock units, dividends accrue after the performance test has been met at the same rate as are paid on our shares of Class A common stock. This ensures that, to the extent shares are not earned due to a performance shortfall, no dividends will be paid on the stock units. Dividend accruals vest at the same time as the vesting of the stock units on which they accrue. Under their standard terms, stock units generally vest over three years (assuming that the performance test has been met). The units have a double trigger accelerated vesting provision so that in the event of a change of control, if the employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such vesting is accelerated.

Management Incentive Plan. Our management incentive plan is administered under the 2016 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For 2018, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold goals for both components in order to receive any bonus under the management incentive plan. Individual performance was scored based on many factors, such as competency, creativity, leadership and communication. At the beginning of 2018, the Compensation Committee set a Company-wide performance target for revenue, Adjusted OIBDA and a series of strategic objectives relating to the Company’s domestic media distribution, WWE Network and brand strength, all as described above in the “Compensation Discussion and Analysis.” Bonuses paid under the management incentive plan to named executive officers are included in the Summary Compensation Table.

Performance Stock, Retention and Non-Competition Agreements As noted above in the Compensation Discussion and Analysis, the Compensation Committee approved Special Performance Grants in March 2018 to three of its named executive officers: George A. Barrios, Michelle D. Wilson and Kevin Dunn. To create strong long-term alignment with shareholders, the Committee selected as a performance test the relative total shareholder return over a series of five performance periods. Specifically, the performance measure compares the Company’s total shareholder return to that of the companies in the S&P United States BMI Media Index (the “Comparative Index”) with the first measurement period running from the date of grant to March 18, 2020 and the next four measurement periods also beginning on the grant date and ending on March 18 of each of the years 2021 through 2024 as follows:

Award Tranches	Weight	Performance Period
Tranche 1	15%	Period ending March 18, 2020
Tranche 2	15%	Period ending March 18, 2021
Tranche 3	20%	Period ending March 18, 2022
Tranche 4	20%	Period ending March 18, 2023
Tranche 5	30%	Period ending March 18, 2024

The Special Performance Grants have established threshold, target and maximum performance levels and a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target shares (with linear interpolation between the threshold and target performance levels and between the target and maximum performance levels).

Performance Level (Relative TSR Rank Within
S&P United States BMI Media Index)	Payout Percentage Per Tranche
25th Percentile or Below	50%
50th Percentile	100%
75th Percentile or Above	175%

In the event the Company’s total shareholder return for any measurement period is negative, irrespective of total shareholder return vis-à-vis the Comparative Index, the maximum earned would be target. Each tranche will vest on or about the July 20th of the year in which the performance has been met (e.g., the first of the five annual vestings will be on or about July 20, 2020). Under the Special Performance Grants, following a change of control, as defined in the Company’s 2016 Omnibus Incentive Plan, if the employee is terminated or if he or she terminates employment due to a decrease in salary, material adverse change in responsibility or reporting structure or a relocation in excess of 25 miles, the Special Performance Grants shall vest at the target level. If the executive’s employment is terminated for any other reason, the shares will be forfeited.

The Special Performance Grants include non-competition covenants and covenants prohibiting the solicitation of Company employees and/or business partners during employment and for a period of 12 months thereafter. The agreements also require the executives to abide by non-disclosure obligations, which covenant continues indefinitely. Any breach of the non-competition, non-solicitation or non-disclosure obligations – as well as any termination for “Cause” as defined in the Agreement – would result in a clawback of the shares or proceeds therefrom without limiting any other remedies the Company may have at law.

Other Agreements and Programs. While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with many of our executive officers including our named executive officers, which provide for a specified period of severance (and, in certain instances, the vesting of equity beyond what is required by our severance plan) in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined (based on actual Company performance), if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. This policy covers any executive officers who do not have individual severance agreements. The Company believes that these severance provisions are necessary for the Company to attract and retain high caliber employees.

Outstanding Equity Awards at December 31, 2018

	Stock Awards (1)
		Market Value of
	Number of Shares or	Shares or Units of
	Units of Stock That	Stock That Have Not
Name(a)	Have Not Vested (#)(g)	Vested ($)(h)(2)
Vincent K. McMahon	81,492	6,089,082
George A. Barrios	245,197	18,321,120
Michelle D. Wilson	250,102	18,687,621
Paul Levesque	75,498	5,641,211
Kevin Dunn	230,746	17,241,341
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional stock units that were not vested at December 31, 2018. Performance stock units vest in installments on or about July 20 of 2019, 2020 and 2021. Includes shares underlying the 2018 annual grant of performance share units earned in 2018 at 195% of target, and shares under Special Performance Grants at threshold levels because none of the performance periods for these shares has ended.

(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $74.72 on December 31, 2018, the last trading day in 2018, by the number of unvested stock units on that day.

Stock Vested during 2018

	Stock Awards
	Number
	of Shares	Value
	Acquired on	Realized
	Vesting	on Vesting
Name (a)	(#)(d)(1)	($)(e)(2)
Vincent K. McMahon	0	0
George A. Barrios	261,231	21,661,275
Michelle D. Wilson	261,500	21,683,580
Paul Levesque	39,648	3,287,612
Kevin Dunn	267,034	22,142,459
____________________

(1)	The number of shares acquired on vesting reflects the gross number of shares that vested, including shares withheld by the Company to cover the withholding tax payable upon such vesting.

(2)	The amounts are calculated by multiplying the number of shares vested by $82.92, the closing price on July 20, 2018, which was the vesting date for these shares.

Potential Payments Upon Termination or Change in Control

Certain agreements with our named executive officers provide for severance and/or accelerated vesting of equity in the event of an involuntary termination without cause or a termination following a change in control. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on title and length of service, from a minimum of four weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined (based on actual Company performance), if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. In addition, under the standard terms of our PSUs, in the event that, within 24 months after a change of control, as defined in the agreement, (x) terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles (“Constructive Termination”); or (y) such person is terminated without cause, such stock units and accrued dividend units will vest at the target level. Under certain Performance Agreements entered into in 2016, if Mr. Barrios, Ms. Wilson, or Mr. Dunn is terminated without cause, as defined in his or her Performance Agreement, for any PSUs granted thereunder that have met their performance tests before the termination, the shares that would otherwise vest at the next vesting date will vest, and all PSUs and related dividend units under the Performance Agreement will be forfeited. Under our Special Performance Grants, in the event of a termination or constructive termination following a change in control, all such performance shares vest immediately at target, and in the event of any other termination, with or without cause, all such performance shares are forfeited. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of 2018 with the closing price per share of the Company’s Common Stock on that date of $74.72.

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,800,000	(1)	2,800,000	(1)
	Bonus	2,800,000	(1)(2)	2,800,000	(1)(2)

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		3,122,606
	Continuation of health,
	accident and life insurance	28,101	(3)	28,101	(3)
	Total:	5,628,101		8,750,707

George A. Barrios	Compensation:
	Salary	870,000	(4)	0
	Bonus	565,500	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	7,401,295		13,640,520
	Continuation of health,
	accident and life insurance	16,847	(3)	0
	Total:	8,853,642		13,640,520

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Michelle D. Wilson	Compensation:
	Salary	659,697	(4)	0
	Bonus	565,500	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	7,401,295		13,832,952
	Continuation of health,
	accident and life insurance	16,847	(3)	0
	Total:	8,643,339		13,832,952

Paul Levesque	Compensation:
	Salary	438,013	(4)	0
	Bonus	342,063	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		3,345,976
	Continuation of health,
	accident and life insurance	16,847	(3)	0
	Total:	796,923		3,345,976

Kevin Dunn	Compensation:
	Salary	925,000	(4)	0
	Bonus	462,500	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	7,401,295		9,384,653
	Continuation of health,
	accident and life insurance	16,847	(3)	0
	Total:	8,805,642		9,384,653
____________________

(1)	Includes voluntary resignation for good reason. Under his employment agreement, Mr. McMahon is required to maintain the confidentiality of Company information indefinitely after his termination and has a one-year non-compete covenant.

(2)	The Company met its minimum (threshold) performance goals under our MIP for 2018. Otherwise, this number would have been $0.

(3)	Estimate based on current rates and premiums for the Company under the Consolidated Omnibus Reconciliation Act (“COBRA”).

(4)	Payable over severance period.

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2018.

	Number of securities		Number of securities remaining
	to be issued	Weighted-average	available for future issuance
	upon exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2012 Employee Stock Purchase Plan	0	N/A	1,520,349
2007 Omnibus Incentive Plan
Performance and Restricted stock units	2,464	N/A	0
2016 Omnibus Incentive Plan
Performance and Restricted stock units	1,864,257 (1)	N/A	3,407,125 (1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,866,721 (1)		4,927,474 (1)
____________________

(1)	Calculated using target numbers. Information relating to aggregate units earned in respect of 2018 is found in “Executive Compensation – Compensation Discussion and Analysis.”

Director Compensation for 2018

For 2018, we paid our non-employee Directors a retainer at an annual rate targeted at $150,000, payable in equal quarterly installments in arrears. In addition, we paid our Audit Committee members an annual fee of $15,000; our Compensation Committee members an annual fee of $10,000; our Governance & Nominating Committee members an annual fee of $7,500; our Chairs of the Audit and Compensation Committees an additional $15,000; and our Chair of the Governance & Nominating Committee an additional fee of $10,000, in each case in equal quarterly installments in arrears. $57,500 of a Director’s annual retainer, together with all Committee fees, were paid in cash and the remainder in unrestricted shares of our Class A common stock. The grant of shares is calculated using an average closing price for the last 30 trading days of the calendar quarter for which grants are made (so the actual aggregate grant date values set forth in the table may vary from the numbers for the grants described in this narrative description). All Directors received reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director. The Company has Indemnification Agreements with its outside directors which, together with our Charter and By-laws, provide for indemnification to the fullest extent allowed by applicable law.

The following table sets forth the components of total compensation earned during 2018 by our non-employee Directors.

		Stock
	Fees Earned or	Awards	Total
Name (a)	Paid in Cash($)(b)	($)(c)(1)	($)(h)
Stuart U. Goldfarb	85,109	99,369	187,478
Patricia A. Gottesman	75,109	99,369	174,478
Laureen Ong	70,963	99,369	170,332
Robyn W. Peterson	65,109	99,369	164,478
Frank A. Riddick, III	102,609	99,369	201,978
Man Jit Singh(2)	1,142	1,868	3,010
Jeffrey R. Speed	102,609	99,369	201,978
Alan M. Wexler(2)	1,142	1,868	3,010
____________________

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Class A common stock owned by each of our Directors.

(2)	Messrs. Singh and Wexler joined our Board effective December 3, 2018.

Certain Relationships and Related Party Transactions

Stephanie McMahon is the daughter of Vincent McMahon, and Paul Levesque is her husband. Both Stephanie McMahon and Paul Levesque are executive officers and directors of the Company and are nominated for election to the Board of Directors at the upcoming Annual Meeting. Each is a performer for the Company. These executives receive compensation in their capacities as employees and as independent contractor performers for the Company including participating in talent royalties for certain Company products bearing his or her name and/or likeness. Each has a booking contract with the Company. Ms. McMahon’s total compensation in 2018 in all these capacities was approximately $2.81 million. Mr. Levesque’s compensation is detailed in the Summary Compensation Table.

Shane B. McMahon is the son of Vincent McMahon, brother of Stephanie McMahon and brother-in-law of Paul Levesque. In 2018, Shane McMahon was a performer for the Company for which he received performance fees and royalties aggregating approximately $955,175.

As previously announced, Vincent McMahon organized and owns a majority of Alpha Entertainment, LLC (“Alpha”), which owns and operates the professional football league XFL. Under arrangements made at the time of its organization, WWE received, among other things, an equity interest in Alpha without payment by, or other financial obligation on the part of, WWE; WWE sold certain intellectual property rights relating to XFL to Alpha for a payment in the amount of $1 million; and WWE entered into a support services agreement under which WWE provides Alpha certain administrative support services on a cost-plus margin basis. During the year ended December 31, 2018, Alpha was billed approximately $1,305,000 for services under the administrative support services agreement, of which $474,000 was due at year end and subsequently paid.

Under its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations. The Audit Committee does not review the retention of Stephanie McMahon, Paul Levesque or Shane McMahon each year. Nor does the Committee approve their levels of compensation. Instead, as to levels of compensation for Mr. Levesque and Ms. McMahon as employees, the Audit Committee relies on the approval procedures of the Compensation Committee. Their pay as performers, as well as that of Shane McMahon, is negotiated by the Company’s Chairman and Chief Executive Officer, the Company’s Talent Relations Department and/or

the Company’s film studio, as applicable. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice. While no written policies exist, the Audit Committee believes it would apply a standard of reasonable business practices to any other related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based on information available to us during 2018, we believe that all Section 16(a) filings were made timely.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of Vincent K. McMahon, our Chairman and Chief Executive Officer.

For 2018, the total compensation of our median employee was $118,023, and, as reported in the Summary Compensation Table above, Mr. McMahon’s total compensation was $5,658,238.

For 2018, the ratio of the annual total compensation of our Chairman and Chief Executive Officer to the annual total compensation of our median employee was 47.9 to 1 (our “CEO Pay Ratio”)

We have used the same median employee for our CEO pay ratio as we used in 2018. While due to our organic growth, we have added to our employee headcount, we do not believe there were any changes in our employee population or employee compensation arrangements that would significantly change our CEO pay ratio disclosure. For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x).

Our reported CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO Pay Ratio.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 1, 2019 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership	% of Class
Class B(1)	Vincent K. McMahon	31,887,375 (2)	93.0
Class B(1)	Linda E. McMahon	566,770 (3)	1.6
Class B(1)	Stephanie McMahon(4)	1,956,295	5.4
Class A	Lindsell Train Limited(5) 66 Buckingham Gate London SWIE 6AU UK	5,988,182	13.7
Class A	BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	5,331,594	12.2
Class A	The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	4,743,733	10.8
Class A	Renaissance Technologies LLC(8) 800 Third Avenue New York, NY 10022	2,592,300	5.9
Class A	George A. Barrios	102,567	*
Class A	Michelle D. Wilson	82,503	*
Class A	Paul Levesque	105,548	*
Class A	Kevin Dunn	0	*
Class A	Stuart U. Goldfarb	23,101	*
Class A	Patricia A. Gottesman	24,070	*
Class A	Laureen Ong	11,453	*
Class A	Robyn W. Peterson	9,349	*
Class A	Frank A. Riddick, III	18,355	*
Class A	Man Jit Singh	25	*
Class A	Jeffrey R. Speed	17,016	*
Class A	Alan M. Wexler	25	*
Class A and Class B(9)	All Executive Officers and Directors as a Group (15 Persons)	34,237,662	43.9
____________________

*	Less than one percent.

(1)

Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the election of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock.

(2)

Excludes (x) 81,492 performance stock units whose performance tests have been met that vest, together with dividend units at nonpreferential rates thereon, in three equal annual installments beginning July 20, 2019; and (y) 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Mr. McMahon’s wife, Linda McMahon.

(3)	Includes 100 shares of Class A held directly by Mrs. McMahon.

(4)

Includes (i) 106,902 shares of Class A common stock held by Ms. McMahon; and (ii) 1,849,393 shares of Class B common stock held by the Stephanie McMahon Levesque Trust u/a Vincent K. McMahon Irrev. Trust dtd. 12/23/2008 (the “2008 Trust”). Ms. McMahon is a beneficiary of the 2008 Trust. She has sole investment power over the shares held by the 2008 Trust. Excludes shares held by Paul Levesque, Ms. McMahon’s husband.

(5)

The amount shown is from an Amendment No. 5 to Schedule 13G, filed February 14, 2019. Lindsell Train Ltd, (“Lindsell”) is an investment adviser with shared power to vote and dispose all of these shares. Messrs. Michael James Lindsell and Nicholas John Train each owns a significant membership interest in Lindsell and therefore may be deemed to control shares held in managed accounts by Lindsell. Each of the reporting persons disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein.

(6)

The amount shown is from an Amendment No. 4 to Schedule 13G, filed January 31, 2019. BlackRock, Inc. is a parent holding company with sole power to vote 5,194,302 of the shares and sole power to dispose of all of the shares.

(7)

The amount shown is from an Amendment No. 5 to Schedule 13G, filed February 11, 2019. The Vanguard Group is an investment adviser with sole dispositive power over 4,654,776 shares, shared dispositive power over 88,957 shares, sole voting power over 88,377 shares, and shared voting over 4,080 shares.

(8)

The amount shown is from a Schedule 13G, filed February 13, 2019. Renaissance Technologies LLC (“RTC”) is an investment advisor and Renaissance Technologies Holding Corporation (“RTHC”) is its majority owner. Each of RTC and RTHC beneficially own the shares listed due to its sole power to vote and dispose of the shares.

(9)	Excludes shares held by Stephanie McMahon, Mr. Levesque’s wife.

(10)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2019. Deloitte has audited our consolidated financial statements since 1999. In recommending to the Board of Directors the reappointment of Deloitte, the Audit Committee took into consideration a number of factors including the length of time Deloitte has been engaged, the quality of the Audit Committee’s discussions with representatives of Deloitte, reports of the Public Company Accounting Oversight Board (“PCAOB”) on Deloitte, Deloitte’s fees and the performance of the lead audit and consulting partners. Under SEC rules and Deloitte’s practice, the lead engagement audit partner, as well as consulting partner, are each required to change every five years, and a new lead audit partner was appointed in 2017. The consulting partner changed in 2018. The Committee interviewed and approved both the audit and consulting partners. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2017 and 2018, and fees for other services rendered by Deloitte & Touche during those periods.

	2017	2018
Audit Fees (a)	$1,358,141	$1,336,099
Audit-Related Fees (b)	0	0
Tax Fees (b)	0	0
All Other Fees (b)	0	0
Total	$1,358,141	$1,336,099
____________________

(a)

“Audit Fees” were for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and other services related to SEC matters including attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	No services other than those described in footnote (a) were performed for the Company by Deloitte & Touche in 2017 or 2018.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee and the Committee has concluded that the provisions of these services at these costs is compatible with the maintenance of Deloitte’s independence. If additional services are identified throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s corporate website (corporate.wwe.com). For a description of this charter and the Audit Committee’s responsibilities under it, please also refer to “Proposal 1 – Election of Directors – The Board and Committees.”

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte is in fact independent.

The Audit Committee
Jeffrey R. Speed, Chair
Stuart U. Goldfarb
Frank A. Riddick, III

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders for a non-binding vote to approve the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

As required by SEC compensation disclosure rules, we have described our executive compensation program in the “Executive Compensation” section of this proxy statement (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables).

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who provide leadership for the Company and drive success across our numerous competitive revenue streams. We seek to accomplish this goal of rewarding performance while remaining aligned with the Company’s stockholders’ long-term interests. We want to avoid rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholder proposals for inclusion in our proxy materials for our 2020 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attention: Corporate Secretary on or before November 10, 2019. Under our By-laws, any stockholder proposal for consideration at our 2020 Annual meeting, but not for inclusion in our proxy materials for that meeting, will be considered timely for purposes of the 2020 Annual Meeting only if the stockholder provides our Corporate Secretary notice of the proposal no earlier than January 22, 2020, and not later than February 19, 2020; provided that if the 2020 Annual Meeting is held on or before April 5, 2020, our Corporate Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2018 Annual Report (which includes our Form 10-K for the year) is available on the website that is accessible as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2018 is also available on our corporate website at corporate.wwe.com. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

By Order of the Board of Directors,

Brian M. Nurse
SVP, General Counsel & Secretary

WORLD WRESTLING ENTERTAINMENT, INC. 1241 EAST MAIN STREET STAMFORD, CT 06902 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E57998-P16941 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WORLD WRESTLING ENTERTAINMENT, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			All	All	Except
1.	Election of Directors		☐	☐	☐
Nominees:

	01) Vincent K. McMahon	08) Laureen Ong
	02) George A. Barrios	09) Robyn W. Peterson
	03) Michelle D. Wilson	10) Frank A. Riddick, III
	04) Stephanie McMahon Levesque	11) Man Jit Singh
	05) Paul Levesque	12) Jeffrey R. Speed
	06) Stuart U. Goldfarb	13) Alan M. Wexler
07) Patricia A. Gottesman

		For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Advisory vote to approve Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E57999-P16941

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON APRIL 18, 2019 AT 10:00 A.M. EASTERN TIME
FOR HOLDERS AS OF FEBRUARY 20, 2019

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize GEORGE A. BARRIOS and BRIAN M. NURSE, or either of them, each with full power to appoint his substitute, to vote as Proxy for me (us) at WWE's Annual Meeting of Stockholders to be held at WWE's Headquarters, 1241 East Main Street, Stamford, Connecticut 06902, on Thursday, April 18, 2019 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side